As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-120968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Endo Pharmaceuticals Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4022871
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Endo Boulevard

Chadds Ford, PA 19317

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan

(Full Title of the Plan)

Caroline B. Manogue

Executive Vice President, Chief Legal

Officer and Secretary

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eileen T. Nugent

Regina Olshan

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Endo Pharmaceuticals Holdings Inc. (the “Company”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to deregister and carry forward certain shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) which were originally registered pursuant to the Company’s Registration Statement on Form S-8 filed on December 3, 2004 (Commission File No. 333-120968 and referred to herein as the “2004 Plan Registration Statement”) with the United States Securities and Exchange Commission (the “SEC” or the “Commission”), and issued and sold under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”). A total of 4,000,000 shares of Common Stock were initially registered for issuance under the 2004 Plan pursuant to the 2004 Plan Registration Statement.

Concurrent with this post-effective amendment, the Company is filing with the SEC a Registration Statement on Form S-8 (the “2010 Plan Registration Statement”) to register shares of Common Stock that were issued and sold, or may be issued and sold, under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”). Among the shares of Common Stock reserved for issuance under the 2010 Plan, the Company has included (a) the 540,226 shares of Common Stock reserved but unissued under the 2004 Plan as of April 28, 2010 plus (b) the number of shares becoming available for reuse following April 28, 2010 under the 2004 Plan in accordance with the provisions of the 2010 Plan ((a) and (b) together, the “Carry Forward Shares”). The Carry Forward Shares, which were registered pursuant to the 2004 Plan Registration Statement, are hereby deregistered and are being carried forward from to the 2004 Plan Registration Statement to the 2010 Plan Registration Statement. The 2004 Plan Registration Statement otherwise remains in effect as to the shares of Common Stock outstanding pursuant thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chadds Ford, Commonwealth of Pennsylvania, on January 28, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Caroline B. Manogue
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Caroline B. Manogue, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2011
David P. Holveck

/s/ Alan G. Levin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 28, 2011
Alan G. Levin

/s/ Edward J. Sweeney	Vice President, Controller and Principal Accounting Officer	January 28, 2011
Edward J. Sweeney

*	Chairman and Director	January 28, 2011
Roger H. Kimmel

*	Director	January 28, 2011
John J. Delucca

*	Director	January 28, 2011
Nancy J. Hutson, Ph.D.

*	Director	January 28, 2011
Michael Hyatt

*	Director	January 28, 2011
William P. Montague

*	Director	January 28, 2011
Joseph C. Scodari

*	Director	January 28, 2011
William F. Spengler

* By:	/s/ Caroline B. Manogue
Caroline B. Manogue Attorney-in-Fact